FOR IMMEDIATE RELEASE


                               CLARIFICATION

New York, New York, February 1, 1994 -- Clarifying its earlier announcement, Viacom Inc. (ASE: VIA and VIAB) said that interest on the proposed 8% exchangeable subordinated debentures (or, if applicable,

dividends on the preferred stock into which such debentures may be exchanged) will accrue from the date they are issued, and will be first paid on January 1, 1995.



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Contact:            Viacom Inc.              Edelman
                    Raymond A. Boyce         Elliot Sloane
                    212/258-6530             212/704-8126